Exhibit F-1
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                                  April 4, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

                  Re:      FirstEnergy Corp.
                           SEC File No. 70-10102
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Ladies and Gentlemen:

          We have examined the Application on Form U-1, dated November 2, 2002, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by FirstEnergy Corp. ("FirstEnergy") and GPU Diversified Holdings LLC ("Diversified"), a wholly-owned subsidiary of FirstEnergy, with the Securities and Exchange Commission and docketed in SEC File No. 70-10102, as amended by Amendment No. 1 thereto, dated this date, of which this opinion is to be a part. (The Application, as so amended, is hereinafter referred to as the "Application.")

          The Application contemplates, among other things, the transfer by Diversified of all of its shares of Ballard Generation Systems Inc. ("BGS") to Ballard Power Systems Inc. ("BPS") in exchange for 1,366,063 BPS shares.

          We have examined copies, signed, certified or otherwise proven to our satisfaction, of the charter documents and Amended Code of Regulations of FirstEnergy. We have also examined such other documents, instruments and agreements, and have made such further investigation as we have deemed necessary as a basis for this opinion.

          We have assumed that (i) BPS and BGS have been duly formed and are validly existing in accordance with the laws of their respective jurisdictions,
(ii) all necessary corporate action required on the part of Diversified, BPS and BGS shall

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have been duly taken,  (iii) the  execution  and delivery of any security by BPS and/or BGS will not violate any applicable law or any restriction imposed by any court or governmental body having jurisdiction over the issuer thereof, and (iv) with respect to any security issued by BPS or BGS, the issuer thereof will have received consideration therefor at least equal to the par or stated value (or equivalent amount) of such security.

          Based upon and subject to the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Application, we are of the opinion that when the Commission shall have entered an order forthwith granting the Application:

                    (a) all State laws applicable to the proposed transaction will have been complied with;

                    (b) Diversified will legally acquire the securities of BPS acquired by it; and

                    (c) the consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by FirstEnergy, or any "associate company" thereof, as defined in the Act.

          We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.


                                      Very truly yours,


                                      /s/ THELEN REID & PRIEST LLP
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                                          THELEN REID & PRIEST LLP

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